Exhibit 99.1

[BAUSCH & LOMB LOGO]                                                               NEWS

Bausch & Lomb Earns 81 Cents Per Share on Seven-Percent Sales Gain
- - -	Company increases full-year guidance by five cents Board of Directors approves additional share repurchase Company finalizes plans to repatriate offshore funds

FOR RELEASE WEDNESDAY, JULY 27, 2005

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported results for its second quarter ended June 25, 2005. Worldwide net sales of $608.3 million increased seven percent from $566.5 million in the 2004 period, and were up five percent on a constant-currency basis. Gains were reported in each of the Company's geographic segments and product categories. Earnings per share of $0.81 increased seven percent from 2004.

For the first six months of 2005, net sales were $1.16 billion, and increased eight percent, or five percent on a constant-currency basis, versus 2004. First-half earnings per share of $1.44 increased 21 percent from a year ago.

Second-quarter gross margins were 59.5 percent of sales, compared to 59.8 percent in 2004. Selling, general and administrative expenses increased seven percent from the prior-year period, mainly reflecting selling and marketing expenses associated with the launch and promotion of new products, and declined to 38.9 percent of sales as compared to 39.2 percent in 2004. Research and development expenditures rose nine percent in the second quarter, consistent with the Company's intention to invest in R&D at a faster rate than sales growth.

Net financing expense of $11.5 million decreased $0.1 million from the 2004 second quarter. Higher interest and foreign exchange income was essentially offset by increased interest expense that included a $3.3 million charge to write off unamortized issue costs associated with the Company's convertible securities. As previously announced, the securities became convertible on July 1, 2005, subsequent to the Company's stock trading above $73.73 for the 20th trading day in the 30 consecutive trading days ending on June 30, 2005.

"We were very satisfied with our second-quarter performance," said Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella, "and from an earnings perspective, first-half results were a bit ahead of our expectations. Given our performance to date, and recognizing that new products and further share gains are expected to accelerate top-line growth in the second half of 2005, we have upwardly revised our outlook for the full year."

Excluding the sales impact of the previously announced acquisition of Shandong Chia Tai Freda Pharmaceutical Group (CTF), Bausch & Lomb is now projecting full-year constant-currency sales growth of approximately seven percent, at the upper end of previous guidance, which called for growth between six and seven percent. Based on the current foreign exchange environment, currency is expected to be essentially neutral to actual-dollar full-year sales growth. Full-year earnings per share are projected at $3.50, up from previous expectations of $3.45, with the increase expected to be realized in the fourth quarter. The Company indicated that ongoing product launch related expenses and increased R&D spending will moderate earnings in the third quarter.

The preceding projections exclude customary purchase accounting adjustments, such as inventory step-up and in-process R&D charges, to be recorded upon the closing of the acquisition of CTF which is expected to occur in the third quarter. They also do not reflect one-time higher income tax expense to be recorded as a result of repatriating offshore funds under the American Jobs Creation Act of 2004, discussed later in this news release. Finally, guidance excludes an approximately $0.04 per share reduction in earnings associated with the divestiture of the Company's Woehlk subsidiary. Acquired in 2000, Woehlk manufactures and distributes vision care products primarily in Germany. The business did not meet the Company's strategic and financial objectives, and was spun off in a management buy-out in July.

Revenue Highlights

Second-quarter revenues by geographic segment and product category are summarized in the following tables:

Unaudited	Actual	Constant Currency
Americas	+ 3%	+ 2%
Europe, Middle East and Africa	+ 11%	+ 7%
Asia	+ 9%	+ 6%

Unaudited	Actual	Constant Currency
Contact Lenses	+ 13%	+ 10%
Lens Care	+ 3%	+ 1%
Pharmaceuticals	+ 6%	+ 3%
Cataract and Vitreoretinal	+ 6%	+ 4%
Refractive	+ 7%	+ 5%

Revenues derived in the United States increased to $226.5 million in the second quarter, up less than one percent from the prior-year period, and represented 37 percent of total Company sales. Revenues derived in non-U.S. markets increased 12 percent over the same period in 2004 and were up eight percent on a constant-currency basis.

Bausch & Lomb's contact lens sales growth continued to outpace the overall market in the second quarter. The PureVision™ brand of silicone hydrogel contact lenses led that growth, with expanded distribution of PureVision SVS and PureVision Toric in Europe and Asia augmented by the return of the SVS product to the U.S. market. The SofLens® Toric, SofLens Multi-Focal, SofLens59 and SofLens One Day brands were also major contributors to second-quarter gains, with each experiencing strong double-digit growth.

Lens care sales growth was led by the Company's lines of all-in-one solutions for both soft and rigid gas permeable contact lenses. Gains in Europe and Asia were partially offset by a one-percent decline in the Americas region that reflected the previously disclosed timing of a major U.S. customer's promotion that shifted sales from the second quarter into the first. First-half lens care sales in the Americas were up seven percent (six percent in constant currency), and reflected continued market acceptance and share gains for ReNu® with MoistureLoc™ multi-purpose solution.

Constant-currency pharmaceuticals sales growth was mainly attributable to the Company's lines of ocular vitamins and dry eye medications, as well as double-digit increases for both Lotemax® and Alrex® prescription steroid drops. Those gains were partly offset by lower sales of certain non-ophthalmic multisource pharmaceuticals, reflecting recent competitive introductions.

Cataract and vitreoretinal growth was led by the Company's lines of intraocular lenses (IOLs) and phacoemulsification products. Constant-currency IOL sales growth was nine percent, reflecting continued strong double-digit gains for Bausch & Lomb's SofPort™ and Akreos™ lines of foldable IOLs.

Refractive category growth was due to a 16-percent gain in sales of per procedure cards used in LASIK surgery and increased service revenue, somewhat offset by lower equipment sales.

Liquidity Highlights and Trends

As of June 25, 2005, cash and investments totaled $518.3 million, an increase of $16.5 million since the end of 2004. Cash flow from operations totaled $88.0 million for the first six months of 2005, compared to $97.5 million a year ago, reflecting higher earnings and lower tax payments, more than offset by higher inventories associated with new products and increased working capital requirements. Bausch & Lomb indicated that it continues to project cash flow from operations of approximately $270 million for all of 2005, with capital spending totaling approximately $120 million.

Stock Repurchase Authorization Increased

Bausch & Lomb further announced that its board of directors has approved the repurchase of up to an additional two million shares of Bausch & Lomb stock. Consistent with its previous authorization, the Company expects to repurchase shares using proceeds from stock option exercises, to partially offset the otherwise dilutive impact of exercise activity.

American Jobs Creation Act of 2004

Bausch & Lomb also announced today that, under the provisions of the American Jobs Creation Act of 2004, it intends to repatriate approximately $805 million in foreign earnings previously considered permanently reinvested in non-U.S. legal entities. The funds, which are in addition to the Company's ongoing repatriation initiatives, will be brought back into the United States in the fourth quarter.

Bausch & Lomb expects to record one-time tax expense of approximately $34 million (or about $0.61 per share) in the third quarter to recognize the income tax liability associated with repatriating these funds.

In connection with the repatriation of funds, Bausch & Lomb anticipates borrowing between $425 million and $450 million outside the United States in the third and fourth quarters. Debt service on these borrowings will be accomplished through future foreign earnings.

Bausch & Lomb Chief Financial Officer Stephen C. McCluski indicated, "We are taking several actions over the remainder of the year to optimize our cash positions for future growth. After executing new offshore borrowings, repaying the debt that matures in August, and funding the acquisition of CT Freda, we expect to end the year with about $650 million in cash, between $970 million and $995 million in debt, and a debt-to-capital ratio just under 40 percent, all within the thresholds appropriate to our current investment grade credit rating."

Note: All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

Bausch & Lomb Incorporated and Consolidated Subsidiaries
STATEMENTS OF INCOME
	Unaudited Second Quarter Ended		Unaudited Six Months Ended
	----------------------------------------		----------------------------------------
Dollar Amounts in Millions - Except Per Share Data	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
--------------------------------------------------------------	---------------	---------------	---------------	---------------
Net Sales
Americas	$255.6	$247.5	$490.7	$462.5
Europe	224.9	202.0	441.0	403.1
Asia-Pacific	127.8	117.0	230.9	211.2
	---------------	---------------	---------------	---------------
	608.3	566.5	1,162.6	1,076.8
Costs and Expenses
Cost of products sold	246.1	227.6	478.1	448.0
Selling, administrative and general	236.7	222.0	459.2	433.9
Research and development	45.3	41.7	84.6	76.3
	---------------	---------------	---------------	---------------
	528.1	491.3	1,021.9	958.2
	---------------	---------------	---------------	---------------
Operating Income	80.2	75.2	140.7	118.6
Other (Income) Expense
Interest and investment income	(2.7)	(2.1)	(6.5)	(6.2)
Interest expense	14.5	11.8	25.4	23.6
Foreign Currency, net	(0.3)	1.9	(0.3)	0.6
	---------------	---------------	---------------	---------------
	11.5	11.6	18.6	18.0
	---------------	---------------	---------------	---------------
Income Before Income Taxes and Minority Interest	68.7	63.6	122.1	100.6
Provision for income taxes	22.7	21.3	40.3	33.7
Minority interest in subsidiaries	1.0	0.9	2.2	2.0
	---------------	---------------	---------------	---------------
Net Income	$45.0	$41.4	$79.6	$64.9
	========	========	========	=========
Diluted Earnings Per Share	$0.81	$0.76	$1.44	$1.19
	========	========	========	=========
Average Shares Outstanding - Diluted (000s)	55,714	54,569	55,491	54,530
	========	========	========	=========

SUPPLEMENTAL REVENUE INFORMATION
Net Sales
Contact Lens Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	$188.3 139.2 147.4 95.3 38.1	$167.1 134.9 139.4 89.5 35.6	$359.4 268.5 277.6 184.8 72.3	$324.2 249.1 255.0 174.0 74.5
	---------------	---------------	---------------	---------------
	$608.3	$566.5	$1,162.6	$1,076.8
	========	========	========	=========

Bausch & Lomb Incorporated and Consolidated Subsidiaries
BALANCE SHEETS
Dollar Amounts in Millions	Unaudited June 25, 2005	December 25, 2004
------------------------------------------------------------------------------------------------------	---------------	---------------
Assets
Cash and Cash Equivalents	$518.3	$501.8
Trade Receivables, Net	513.0	511.4
Inventories, Net	217.8	204.4
Other Current Assets	175.6	162.9
	---------------	---------------
Total Current Assets	1,424.7	1,380.5
Properties, Net	559.5	580.9
Goodwill and Intangible Assets	899.6	940.6
Other Assets	111.6	120.1
	---------------	---------------
Total Assets	$2,995.4	$3,022.1
	========	========
Liabilities and Shareholders' Equity
Current Portion of Long-Term Debt	$101.0	$100.8
Other Current Liabilities	722.3	731.7
	---------------	---------------
Total Current Liabilities	823.3	832.5
Long-Term Debt	542.6	543.3
Other Long-Term Liabilities	188.1	203.9
Minority Interest	15.7	15.5
	---------------	---------------
Total Liabilities	1,569.7	1,595.2
Total Shareholders' Equity	1,425.7	1,426.9
	---------------	---------------
Total Liabilities and Shareholders' Equity	$2,995.4	$3,022.1
	========	========

Investor Conference Call Information

10:00 a.m. (ET)
The News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820
Confirmation #924579

The rebroadcast of the conference call will be available starting at
2:00 p.m. ET July 27, 2005 through midnight July 31, 2005.

Additionally, the investor call will be broadcast live over the Internet. It can be accessed from the Investor Relations page of the Company's Web site, www.bausch.com, or at www.vcall.com.

News Media Contact:
Margaret Graham
585.338.5469
margaret.graham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
daniel.l.ritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company's products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the outcome of litigation; the success of product introductions; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful repatriation of funds under the American Jobs Creation Act of 2004; the successful completion and integration of acquisitions announced by the Company; the Company's success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company's success in the process of management testing, including the evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company's SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended March 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2004 revenues were $2.2 billion; it employs approximately 12,400 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb. Trademarks of Bausch & Lomb Incorporated and its affiliates are italicized.